Exhibit 4.20

Power of Attorney

I, Yingfeng Zhang, a citizen of the People’s Republic of China (ID Card No.: ##################, holding 98% of the equity interest in Ku6 (Beijing) Information Technology Co., Ltd. (the “Company”) (“My Equity Interest”), hereby, with respect to My Equity Interest, irrevocably authorize WeiMoSanYi (Tianjin) Technology Co., Ltd. (the “Authorized Person”) to exercise the following rights within the period of validity of this Power of Attorney:

The Authorized Person is authorized to act as my sole and exclusive proxy to exercise in my name all my rights with respect to My Equity Interest in accordance with the PRC laws and the articles of association of the Company, including but not limited to: (1) proposing to convene and attending the shareholders’ meeting of the Company and sign all relevant shareholder resolutions in my name; (2) exercising all my rights as a shareholder as set forth in laws and the constitutional documents of the Company; and (3) acting as my authorized representative to nominate and appoint the legal representative, director, supervisor, general manager and other senior officers of the Company.

I hereby acknowledge and accept any action, omission and decision in respect of My Equity Interest that may be made by the Authorized Person within the scope of his authorization during the period of validity of this Power of Attorney. Furthermore, I hereby confirm that the said action, omission and decision are binding upon me, and I will not object such action, omission and decision in any way, and I will bear any legal consequence arising out of such action, omission and decision.

If it is necessary for me to enter into any documents for the implementation, execution or performance of the said action or decision for any reason, I will execute such documents at the request of the Authorized Person.

The Authorized Person may, with respect to the matters set forth above and the exercise of rights in relation to My Equity Interest, empower any other individual or entity to act, without notifying me or obtaining my consent.

So long as I am a shareholder of the Company, this Power of Attorney is irrevocable and continually valid, commencing on the date of execution of this Power of Attorney.

Principal:	Yingfeng Zhang
Signature:	/s/ Yingfeng Zhang
Date: August 1, 2012